EXHIBIT 23

                             Consent  of  KPMG  LLP





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INDEPENDENT  AUDITORS'  CONSENT
-------------------------------


The  Board  of  Directors
NBT  Bancorp  Inc.:


We consent to incorporation by reference in the registration statements on Form S-3 (File No. 33-12247) and Forms S-8 (File Nos. 333-71830, 333-73038,
333-66472,  333-97995, 333-72772, 333-107479 and 333-107480) of NBT Bancorp Inc.
of our report dated February 24, 2004, relating to the consolidated balance sheets of NBT Bancorp Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K.

Our report refers to the Company's adoption of changes in accounting for goodwill and other intangible assets.



KPMG  LLP
Albany,  New  York
March  12,  2004


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